Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Numatics, Incorporated

Years ended December 31, 2003, 2002 and 2001

with Report of Independent Auditors

Numatics, Incorporated

Consolidated Financial Statements

Years ended December 31, 2003, 2002 and 2001

Report of Independent Auditors

Board of Directors

Numatics, Incorporated

We have audited the accompanying consolidated balance sheets of Numatics, Incorporated and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule included as Item 15(a) (2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Numatics, Incorporated and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill resulting from its adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

/s/ Ernst & Young LLP

Troy, Michigan

March 15, 2004

Numatics, Incorporated

Consolidated Balance Sheets

	December 31
	2003	2002
Assets
Current assets:
Cash	$1,054,409	$1,316,250
Trade receivables, less allowances of $333,000 in 2003 and $445,000 in 2002	17,766,383	18,537,257
Inventories	33,057,910	32,714,582
Deferred income taxes	—	126,485
Other current assets	2,792,714	2,953,825

Total current assets	54,671,416	55,648,399

Other assets:
Goodwill	5,652,149	5,098,954
Debt issuance costs, net of accumulated amortization	4,375,534	5,745,140
Deferred income taxes	—	177,400
Investment in unconsolidated affiliates	2,289,749	2,231,664
Other	564,106	689,333

	12,881,538	13,942,491

Properties:
Land	1,387,590	1,321,309
Buildings and improvements	16,204,713	15,497,297
Machinery and equipment	58,270,820	55,607,088

	75,863,123	72,425,694
Less accumulated depreciation	(49,864,739)	(44,559,695)

	25,998,384	27,865,999

	$93,551,338	$97,456,889

	December 31
	2003	2002
Liabilities and stockholders’ deficiency
Current liabilities:
Accounts payable trade	$5,610,582	$5,981,993
Accrued interest	2,886,604	3,293,571
Other accrued expenses	1,554,305	1,325,700
Compensation and employee benefits	4,036,240	3,452,685
Income and single business tax	819,892	880,168
Deferred income taxes	180,677	—
Current portion of long-term debt	4,042,855	2,083,842

Total current liabilities	19,131,155	17,017,959

Long-term debt, less current portion	147,812,316	156,561,001
Deferred retirement benefits	12,742,817	11,358,111
Deferred income taxes	1,277,861	743,294

Minority interest in subsidiaries (redeemable at $849,624 in 2003 and $692,993 in 2002 upon the happening of certain events outside the control of the Company)	624,388	487,668

Stockholders’ deficiency:
Common stock $0.01 par value, 9,950,000 shares authorized; 2,397,235 shares outstanding and related additional paid-in capital	4,602,151	4,602,151
Treasury stock	(3,347,280)	(3,347,280)
Accumulated deficiency	(86,711,044)	(86,752,500)
Accumulated other comprehensive loss	(2,581,026)	(3,213,515)

	(88,037,199)	(88,711,144)

	$93,551,338	$97,456,889

See accompanying notes.

Numatics, Incorporated

Consolidated Statements of Operations

	Years ended December 31
	2003	2002	2001
Net sales	$116,958,351	$112,239,529	$113,563,076

Costs and expenses
Cost of products sold	72,413,950	69,558,113	70,527,947
Marketing, engineering, general and administrative	29,185,483	26,229,978	27,427,506
Single business tax	219,683	237,744	(61,531)

	15,139,235	16,213,694	15,669,154

Other expenses
Interest and other financing expenses	16,713,601	18,264,800	16,345,183
(Gain) loss on early extinguishment of debt and repurchase of notes, net	(2,153,049)	—	451,818
Other, net	(1,645,455)	(748,542)	1,176,201

Income (loss) before income taxes	2,224,138	(1,302,564)	(2,304,048)
Income taxes	2,182,682	4,793,749	(520,359)

Net income (loss)	$41,456	$(6,096,313)	$(1,783,689)

See accompanying notes.

Numatics, Incorporated

Consolidated Statements of Stockholders’ Deficiency

	Class A Common Stock and Related Additional Paid in Capital $0.01 par 9,950,000 Shares Authorized		Treasury Stock	Accumulated Deficiency	Accumulated Other Comprehensive Loss		Total Amount
					Minimum Pension Liability, net of tax	Equity Adjustment from Foreign Currency Translation
	Shares	Amount
Balance at January 1, 2001	2,659,575	$4,602,151	$—	$(78,872,498)	$—	$(579,979)	$(74,850,326)
Net loss for 2001	—	—	—	(1,783,689)	—	—	(1,783,689)
Equity adjustment from foreign currency translation	—	—	—	—	—	(460,692)	(460,692)
Minimum pension liability, net of tax	—	—	—	—	(552,708)	—	(552,708)

Comprehensive loss for 2001				—			(2,797,089)
Purchase of treasury stock	(52,257)	—	(1,089,996)	—	—	—	(1,089,996)

Balance at December 31, 2001	2,607,318	4,602,151	(1,089,996)	(80,656,187)	(552,708)	(1,040,671)	(78,737,411)
Net loss for 2002	—	—		(6,096,313)			(6,096,313)
Equity adjustment from foreign currency translation	—	—	—		—	(11,857)	(11,857)
Minimum pension liability, net of tax	—	—	—	—	(1,608,279)	—	(1,608,279)

Comprehensive loss for 2002							(7,716,449)
Purchase of treasury stock	(210,083)	—	(2,257,284)	—	—	—	(2,257,284)

Balance at December 31, 2002	2,397,235	4,602,151	(3,347,280)	(86,752,500)	(2,160,987)	(1,052,528)	(88,711,144)
Net income for 2003	—	—	—	41,456	—	—	41,456
Equity adjustment from foreign currency translation	—	—	—	—	—	1,135,463	1,135,463
Minimum pension liability	—	—	—	—	(502,974)	—	(502,974)

Comprehensive income for 2003							673,945

Balance at December 31, 2003	2,397,235	$4,602,151	$(3,347,280)	$(86,711,044)	$(2,663,961)	$82,935	$(88,037,199)

See accompanying notes.

Numatics, Incorporated

Consolidated Statements of Cash Flows

	Years ended December 31
	2003	2002	2001
Operating activities
Net income (loss)	$41,456	$(6,096,313)	$(1,783,689)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,259,270	4,157,302	4,171,263
Amortization	1,643,959	1,295,100	1,316,476
Loss on early extinguishment of debt	2,843,619	—	303,818
Gain on repurchase of senior subordinated notes	(5,636,668)	—	—
Minority interest in subsidiary earnings	136,720	90,092	(345,106)
Deferred taxes	1,085,873	4,682,004	(838,405)
Deferred retirement benefits	944,169	959,260	834,350
Unrealized foreign currency (gain) loss	(1,517,224)	(1,343,540)	396,079
Changes in operating assets and liabilities:
Trade receivables	1,989,165	749,068	4,253,845
Inventories	1,285,794	1,332,036	5,111,469
Other current accounts	(185,330)	(305,864)	856,479
Accounts payable and accrued expenses	(789,854)	630,425	(3,107,204)
Compensation and employee benefits	477,963	1,133,777	(2,035,584)
Income and single business taxes	(119,112)	529,282	276,310

Net cash provided by operating activities	6,459,800	7,812,629	9,410,101

Investing activities
Capital expenditures	(1,587,908)	(451,731)	(1,971,524)
Other investments	22,165	11,679	(41,264)

Net cash used in investing activities	(1,565,743)	(440,052)	(2,012,788)

Financing activities
Debt proceeds (repayments)	44,650,467	(6,921,193)	39,062,494
Prior debt repayments	(38,135,595)	—	(42,820,418)
Repurchase of senior subordinated notes	(8,870,225)	—	—
Debt issuance costs	(3,276,754)	(753,048)	(3,027,017)

Net cash used in financing activities	(5,632,107)	(7,674,241)	(6,784,941)
Effect of exchange rate changes on cash	476,209	(277,113)	307,388

Net increase (decrease) in cash	(261,841)	(578,777)	919,760
Cash at beginning of year	1,316,250	1,895,027	975,267

Cash at end of year	$1,054,409	$1,316,250	$1,895,027

See accompanying notes.

Numatics, Incorporated

Notes to Consolidated Financial Statements

December 31, 2003

1. Significant Accounting Policies

Nature of the Business

The Company develops and manufactures pneumatic components for automated machinery used in various industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Numatics, Incorporated, its wholly owned subsidiaries and its majority owned subsidiaries (the Company) after elimination of intercompany accounts, transactions and profits.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company sells its products principally to domestic and international distributors. Management performs ongoing evaluations of its accounts receivable, and credit losses have been minimal and within management’s expectations.

Allowance for Doubtful Accounts

Allowance for doubtful accounts reduces trade accounts receivable to its net realizable amount. The Company determines the allowance for doubtful accounts based on known collectibility issues, as such issues relate to specific transactions or customer balances.

Inventories

Inventories are stated at the lower of cost or market, with cost determined by use of the first-in, first-out method.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

1. Significant Accounting Policies (continued)

Properties and Depreciation

Properties are stated on the basis of cost and are depreciated over their estimated useful lives ranging from three to forty years for buildings and improvements, and from four to twenty years for machinery and equipment, principally by the straight-line method. Expenditures for repairs and maintenance, which do not extend the life of the asset, are expensed as incurred. The Company evaluates its properties for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The recoverability estimates are based on the projected undiscounted future cash flows expected to result from the use of the assets at various facilities. An impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred taxes are provided for the temporary differences between financial statement and income tax accounting. Realization of the net deferred tax asset is primarily dependent on tax planning strategies and future taxable income. Based on an analysis of both positive and negative evidence, including a three-year cumulative tax loss from its U.S. operations, the Company recorded a valuation allowance against the total U.S. net deferred tax asset as of December 31, 2003 and 2002.

Environmental Liabilities

The Company recognizes estimated environmental liabilities when a loss is probable and reasonably estimable. Such liabilities are generally not subject to insurance coverage. The Company’s environmental liabilities were not material as of December 31, 2003 and 2002.

Revenue Recognition

The Company recognizes revenue when goods are shipped to the customer, which is when legal title is transferred.

Fair Value of Financial Instruments

At December 31, 2003, the carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable, debt, and investments approximate fair value.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

1. Significant Accounting Policies (continued)

Currency Translation

Exchange adjustments related to international currency transactions are presented in the consolidated statements of operations. Translation adjustments of international subsidiaries are presented in the consolidated financial statements as a component of accumulated other comprehensive income.

Stock-Based Compensation

The Company grants stock options for a fixed number of shares to directors, executives and key employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

New Accounting Pronouncements

In April 2002, Statement of Financial Accounting Standards (“SFAS”) No. 145, Rescission of FASB Statement 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections, was issued. Under the provisions of SFAS 145 gains and losses associated with the extinguishment of debt are no longer classified as extraordinary. The Company adopted SFAS 145 effective January 1, 2003. Accordingly, the Company reclassified on that date the $303,818 (net of income taxes of $148,000) that was previously recorded in the consolidated statement of operations for the year ended December 31, 2001 as an extraordinary item – early extinguishment of debt.

In May 2003, The Financial Accounting Standards Board issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which provides standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. For pre-existing instruments, the statement is effective as of January 1, 2004. The adoption of SFAS No. 150 in 2004 will not have a material effect on the Company’s financial statements.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

2. Long-Term Debt

The Company’s long-term debt consisted of the following:

	December 31
	2003	2002
Senior subordinated notes bearing interest at 9.625%, due in 2008	$100,020,000	$115,000,000
Term loans payable in minimum monthly installments of $114,583 beginning April 1, 2003 plus interest at the greater of prime plus 4% or 9% (9% at December 31, 2003), due in 2006	4,468,753	—
Term loans payable with no principal installments and interest at the greater of prime plus 6% or 11%, plus 2% payment in kind (13% at December 31, 2003), due in 2006	18,000,000	—
Term loans payable with no principal installments and interest at the greater of prime plus 7% or 13% (13% at December 31, 2003), due in 2006	9,970,225	—
Term loans bearing interest at the greater of prime plus 6.5% or 12% (12% at December 31, 2002)	—	12,202,479
Term loans bearing interest at 19%	—	17,000,000
Revolving notes payable, bearing interest at prime plus 1% (5.25% at December 31, 2003), due in 2006	8,003,628	—
Revolving notes payable, subject to monthly reductions of $125,000, bearing interest at prime plus 1.25% (5.5% at December 31, 2003), due in 2006	6,375,000	—
Revolving notes payable, bearing interest at prime (4.25% at December 31, 2002)	—	8,757,747
Williamston County Tennessee Industrial Revenue Bond, bearing interest at prevailing market rates, not to exceed 12% (1.4% at December 31, 2003), due in 2011	2,100,000	2,300,000
Other	2,917,565	3,384,617

	151,855,171	158,644,843
Less current maturities	4,042,855	2,083,842

	$147,812,316	$156,561,001

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

2. Long-Term Debt (continued)

In 1998, Numatics, Inc. issued $115,000,000 of senior subordinated notes. In 2003, the Company repurchased $14,980,000 face amount of its senior subordinated notes for a total purchase price of $8,870,225. The Company recognized a gain of $5,636,668, net of costs and write-off of deferred financing fees of $473,107.

Effective January 6, 2003, the Company entered into a senior loan agreement with a group of lenders for which Wells Fargo Foothill (f/k/a Foothill Capital Corporation) acts as agent. The loan agreement provides for: (a) $25,000,000 of three-year revolving credit facilities, subject to borrowing base requirements; (b) an additional $7,500,000 of three-year revolving credit facilities, subject to borrowing base requirements; (c) an initial $23,500,000 of three-year term loans; and (d) an additional $10,000,000 of term loans. The Company used the proceeds from the senior loan agreement to repay all of its indebtedness outstanding under its former senior credit facilities with LaSalle Business Credit, Inc. and its Canadian affiliate and all of its indebtedness to American Capital Strategies, Ltd. As a result, the Company wrote off deferred financing costs and early termination fees related to the former senior credit facilities of $3,483,619.

The Company’s revolving credit facilities and term loans are secured by liens on substantially all of the assets of Numatics, Incorporated and its U.S., Canadian, and German subsidiaries. The revolving credit facilities bear interest at variable rates based on prime or LIBOR, at the Company’s election. The weighted average of the rates for the revolving credit facility during 2003 was approximately 5.18% per annum. The Company estimates that borrowing base limitations would have limited the Company’s revolving credit availability to approximately $21.9 million as of December 31, 2003.

On December 31, 2003, the Company and its lenders agreed to an amendment to the terms of the senior loan agreement which permits the Company to sell its Franklin, Tennessee property and replace it with a new facility in Mt. Pleasant, Tennessee, and revised certain financial covenants to include lower thresholds on EBITDA, fixed charge coverage and senior interest coverage.

Minimum contractual maturities of long-term liabilities based on the terms of the credit agreements in existence at December 31, 2003 for the years following 2003 are as follows: 2004—$4,042,855; 2005—$3,818,283; 2006—$41,151,964; thereafter—$102,842,069. In addition, the Company is required to make an annual payment on the term loans in an amount equal to 75% of excess cash flow, as defined in the agreements, which for the year ended December 31, 2003 approximated $856,000. Interest paid approximated $15,590,000 in 2003, $17,060,000 in 2002, and $15,640,000 in 2001.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

2. Long-Term Debt (continued)

Capitalized debt issuance costs in the accompanying balance sheet were $4,375,534, net of accumulated amortization of $3,415,153 and $5,745,140, net of accumulated amortization of $2,594,799 at December 31, 2003 and 2002, respectively. The Company amortizes debt issuance costs over the life of the associated long-term debt.

Future minimum rental payments relating to operating leases for premises and equipment as of December 31, 2003 for the years following 2003 are approximately: 2004—$1,273,000; 2005—$650,000; 2006—$285,000; thereafter—$101,000.

3. Goodwill and Other Intangible Assets

Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets was adopted as of January 1, 2002. Under this statement, goodwill is no longer amortized and is evaluated for impairment annually, whereby the fair value of the Company’s reporting units are compared to their carrying amount, including goodwill. The annual impairment test of the goodwill was performed as required and it was determined that no impairment of the goodwill existed at January 1, 2003.

The following table reflects the pro-forma effect of SFAS No. 142 on net income (loss) for the years ended December 31:

	2003	2002	2001
Net income (loss), as reported	$41,456	$(6,096,313)	$(1,783,689)
Add back goodwill amortization, net of taxes	—	—	398,654

Adjusted net income (loss)	$41,456	$(6,096,313)	$(1,385,035)

The change in the carrying amount of goodwill from $5,099,000 at December 31, 2002 to $5,652,000 at December 31, 2003 is entirely due to changes in foreign currency exchange rates.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

3. Goodwill and Other Intangible Assets (continued)

Intangible assets that are subject to amortization at December 31 were comprised of the following:

	2003	2002	Amortization Period (years)
Other intangible assets	$1,090,000	$1,090,000	15
Less accumulated amortization	936,886	864,214

Net other intangible assets	$153,114	$225,786

The estimated amortization expense related to other intangible assets is approximately $72,667 for 2004 and 2005, and $7,780 in 2006 at which time they become fully amortized. The Company periodically evaluates its other intangible assets for indicators of impairment in value. If impairment is indicated, the Company evaluates its related undiscounted cash flows and, if appropriate, revalues the asset based on its fair value.

4. Income Taxes

The components of income before income taxes for the years ended December 31 consisted of the following:

	2003	2002	2001
Domestic	$(1,122,000)	$(3,718,000)	$(3,393,000)
International	3,346,000	2,415,000	1,089,000

	$2,224,000	$(1,303,000)	$(2,304,000)

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

4. Income Taxes (continued)

Significant components of the provision for income taxes for the years ended December 31 are as follows:

	2003	2002	2001
Current:
Federal	$157,000	$—	$(286,000)
State and local	198,000	—	—
Foreign	1,229,000	304,000	919,000

	1,584,000	304,000	633,000
Deferred (credit):
Federal	977,000	(1,176,000)	(1,130,000)
Foreign	599,000	367,000	(23,000)

	1,576,000	(809,000)	(1,153,000)
Change in federal valuation allowance	(977,000)	5,299,000	—

	$2,183,000	$4,794,000	$(520,000)

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense for the years ended December 31 is:

	2003	2002	2001
Income taxes at U.S. statutory rate	$756,000	$(443,000)	$(783,000)
Tax on distributed earnings of subsidiary	991,000	—	—
International rate differences	581,000	(171,000)	236,000
Valuation allowance change on federal deferred tax asset	(977,000)	5,299,000	—
State and local taxes	198,000	—	—
Other	634,000	109,000	27,000

	$2,183,000	$4,794,000	$(520,000)

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

4. Income Taxes (continued)

During 2003, the Canadian subsidiary issued dividends to the parent of $2,915,000, which were used to pay down revolving debt. No provision for U.S. federal income taxes has been made on the remaining undistributed earnings of the Canadian subsidiary for which earnings are considered permanently invested ($5,214,000 at December 31, 2003, $7,340,000 at December 31, 2002, and $7,000,000 at December 31, 2001).

Significant components of the Company’s deferred tax assets and liabilities as of December 31 were as follows:

	2003	2002
Deferred tax assets:
Intangible amortization	$761,000	$1,022,000
Deferred compensation	3,856,000	3,707,000
Inventory	165,000	160,000
Other assets	267,000	217,000
Net operating loss carryforward	893,000	2,297,000

Gross deferred tax assets	5,942,000	7,403,000

Deferred tax liabilities:
Depreciation	(1,895,000)	(2,165,000)
Inventory	(565,000)	(98,000)
Other liabilities	(619,000)	(280,000)

Gross deferred tax liabilities	(3,079,000)	(2,543,000)
Valuation allowance	(4,322,000)	(5,299,000)

Net deferred tax liabilities	$(1,459,000)	$(439,000)

The Company’s net operating loss carryforwards at December 31, 2003 exist in the United States, and expire in 2023.

Based on an analysis of both positive and negative evidence, including a three-year cumulative tax loss from its U.S. operations, the Company recorded a valuation allowance against the total U.S. net deferred tax asset as of December 31, 2003 and 2002.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans

The Company has noncontributory defined benefit pension plans covering substantially all United States hourly employees and substantially all Canadian employees. Benefits of the plans are based on years of service. The Company’s funding policy is consistent with the funding requirements of laws and regulations.

The Company also provides postretirement benefits for certain domestic employees covered under Company-sponsored benefit plans. Participants in these plans may become eligible for these benefits if they reach normal retirement age while working for the Company. The Company’s policy is to fund postretirement benefit costs as they are provided, with retirees paying a portion of the costs. The measurement date for all plans is December 31.

Components of net periodic benefit cost for the years ended December 31 are:

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Service cost	$320,760	$298,380	$290,980	$212,317	$191,008	$185,712
Interest cost	766,416	701,032	677,023	705,212	687,913	657,310
Expected return on assets	(551,182)	(736,444)	(732,820)	—	—	—
Amortization of actuarial loss	240,880	—	—	—	—	—
Amortization of transition obligation	8,179	6,744	6,090	265,789	265,789	265,789
Amortization of prior service cost	62,437	62,437	62,437	72,456	72,456	72,456

Net periodic benefit cost	$847,490	$332,149	$303,710	$1,255,774	$1,217,166	$1,181,267

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

Changes in benefit obligation as of December 31 are:

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Benefit obligation at beginning of year	$10,583,975	$9,229,581	$10,159,236	$8,660,696
Service cost	320,760	298,380	212,317	191,008
Interest cost	766,416	701,032	705,212	687,913
Actuarial loss	1,267,559	818,238	723,475	1,077,979
Foreign currency	218,087	10,824	—	—
Benefits paid	(503,591)	(474,080)	(509,622)	(458,360)

Benefit obligation at end of year	$12,653,206	$10,583,975	$11,290,618	$10,159,236

Changes in plan assets as of December 31 are:

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Fair value of assets at beginning of year	$7,367,055	$8,266,359	$—	$—
Actual return on assets	1,106,436	(906,775)	—	—
Foreign currency	108,607	6,176	—	—
Contributions	204,124	475,375	—	—
Benefits paid	(503,591)	(474,080)	—	—

Fair value of assets at end of year	$8,282,631	$7,367,055	$—	$—

Funded status of the plans as of December 31 is:

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Funded status as of end of year	$(4,370,575)	$(3,216,920)	$(11,290,618)	$(10,159,236)
Unrecognized transition obligation	122,974	108,133	2,923,685	3,189,474
Unrecognized prior service cost	205,185	267,622	502,851	575,307
Unrecognized actuarial loss	3,632,266	3,139,883	1,216,941	493,466

Prepaid (accrued) benefit cost, net	$(410,150)	$298,718	$(6,647,141)	$(5,900,989)

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

Amounts recognized for pension benefits in the consolidated balance sheets as of December 31 consist of:

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Accrued benefit liability	$(4,159,747)	$(3,010,342)	$(6,647,141)	$(5,900,989)
Intangible asset	205,185	267,622	—	—
Accumulated other comprehensive loss, pretax	3,544,412	3,041,438	—	—

Net amount recognized	$(410,150)	$298,718	$(6,647,141)	$(5,900,989)

	Pension Benefits
	2003	2002
Projected benefit obligation	$(12,653,206)	$(10,583,975)
Accumulated benefit obligation	(12,086,381)	(10,128,607)
Fair value of assets	8,282,631	7,367,055

The following weighted average assumptions were used for pension benefits and postretirement benefits to determine the projected benefit obligation at the measurement date and the net period pension cost for the fiscal year:

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Projected Benefit Obligation
Discount rate	6.3%	7.0%	6.3%	7.0%
Compensation increase rate for applicable plan	4.0%	5.0%	—	—
Net Periodic Pension Cost
Discount rate	7.0%	7.6%	7.0%	8.0%
Expected long-term rate of return on plan assets	7.6%	8.6%	—	—
Compensation increase rate for applicable plan	5.0%	5.0%	—	—

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

The Company’s expected long-term rate of return on plan assets is based on actuarial surveys of equivalent plans combined with historical performance.

The assumed health care cost trend rates used to determine the projected postretirement benefit obligation are:

	Postretirement Benefits
	2003	2002
Prescription drug cost trend rate assumed for next year	10.7%	12.0%
Health care cost trend rate assumed for next year	6.7%	7.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2008	2008

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-percentage- point increase	One-percentage point decrease
Effect on total of service and interest cost	$66,429	$(56,979)
Effect on postretirement benefit obligation	817,441	(704,535)

The Company’s weighted-average asset allocations at December 31 by asset category are:

	Pension Benefits
	2003	2002
Asset category
Equity securities	65%	57%
Debt securities	30%	35%
Real estate	1%	—
Other	4%	8%

Total	100%	100%

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

5. Employee Benefit Plans (continued)

The Company’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits. The investment policy establishes a target allocation for each asset class. Target allocations for domestic plans are 65% equity securities and 35% debt securities. Target allocations for the Canadian plan are 57% equity securities, 39% debt securities, 3% real estate and 1% other.

During 2004, the Company expects to contribute $1,354,000 to its defined benefit pension plans, and $500,000 for the payment of benefits for retiree medical and life plans.

The Company has a noncontributory defined contribution pension plan covering all United States salaried employees. The Company also has a contributory 401(k) Plan, whereby the Company matches certain employee contributions. Contributions to the defined contribution plan are based on compensation. Total defined contribution expense was $613,000, $600,000, and $450,000 for 2003, 2002, and 2001, respectively.

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. Because of various uncertainties related to this legislation and the appropriate accounting methodology for this event, Numatics, Incorporated has elected to defer financial recognition of this legislation until the Financial Accounting Standards Board issues final accounting guidance. When issued, that final guidance could require the Company to change previously reported information. This deferral election is permitted under FSP FAS 106-1.

6. Shareholders’ Equity

During 2002, the Company purchased 210,083 shares of treasury stock for $2,257,284 through the issuance of notes payable to former shareholders. During 2001, the Company purchased 52,257 shares of treasury stock for $1,089,996 through the issuance of notes payable to a former shareholder.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

6. Shareholders’ Equity (continued)

The Numatics, Incorporated Stock Incentive Plan (the Plan) is intended to provide incentive compensation to certain key managers and employees and directors of the Company or any Affiliated Entity. The Company adopted its Plan, which permits the grant of options to purchase up to 200,000 shares of common stock, on June 29, 2000. Options granted under the Plan vest over a five-year period. During the year ended December 31, 2003, no options were granted. At December 31, 2003 options for 52,800 shares were exercisable at $17.50, while 134,000 shares were available for future grant.

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock option plan. The following table reflects pro-forma financial results, had compensation expense been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123.

	Years ended December 31
	2003	2002	2001
Net income (loss), as reported	$41,456	$(6,096,313)	$(1,783,689)
Deduct: Total stock-based employee compensation expense determined under the fair-value based method accounting, net of tax	(36,000)	(36,000)	(36,000)

Pro-forma net income (loss)	$5,456	$(6,132,313)	$(1,819,689)

The fair values of stock options, as disclosed above, were estimated as of the date of grant using a Black-Scholes option pricing model, and amortized over the options’ vesting period. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

There were no options issued during 2003, 2002 or 2001.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

7. Segment and Geographic Information

Operating segments are defined as components of an enterprise with separate financial information available that is evaluated regularly by the chief operating decision-makers. The Company reports it segments based on geographic area. The operating segments’ accounting policies are consistent with those described in Note 1.

Financial information by geographic segment for the years ended December 31, is as follows:

	2003	2002	2001
Net sales:
North America	$95,233,557	$92,608,375	$93,993,279
International	21,724,794	19,631,154	19,569,797

	$116,958,351	$112,239,529	$113,563,076

	2003	2002	2001
Depreciation and amortization:
North America	$5,130,878	$5,000,829	$4,930,270
International	772,351	451,573	557,469

	$5,903,229	$5,452,402	$5,487,739

	2003	2002	2001
Operating income:
North America	$13,970,380	$14,979,642	$14,537,406
International	1,168,855	1,234,052	1,131,748

	$15,139,235	$16,213,694	$15,669,154

	2003	2002	2001
Capital expenditures:
North America	$1,500,934	$451,731	$1,842,212
International	86,974	—	129,312

	$1,587,908	$451,731	$1,971,524

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

7. Segment and Geographic Information (continued)

Financial information by geographic segment as of December 31, is as follows:

	2003	2002
Goodwill:
North America	$3,184,690	$2,987,762
International	2,467,459	2,111,192

	$5,652,149	$5,098,954

	2003	2002
Total assets:
North America	$75,661,620	$81,383,823
International	17,889,718	16,073,066

	$93,551,338	$97,456,889

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

8. Guarantor and Non-Guarantor Subsidiaries

The $115 million of 9.625% senior subordinated notes issued by Numatics, Inc. in 1998 are guaranteed by the Company’s United States subsidiaries in which it owns 100% of the voting stock. Each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes.

The following supplemental consolidating condensed financial statements present:

1.	Consolidating condensed balance sheets as of December 31, 2003 and 2002, and consolidating condensed statements of operations and cash flows for the years ended December 31, 2003, 2002 and 2001.

2.	Numatics, Incorporated (the Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries (consisting of the Parent’s foreign subsidiaries).

3.	Elimination entries necessary to consolidate the parent and all of its subsidiaries.

Management does not believe that separate financial statements of the Guarantor Subsidiaries are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented.

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

8. Guarantor and Non-Guarantor Subsidiaries (continued)

Consolidating Condensed Balance Sheet

December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Trade receivables	$8,153,030	$2,031,929	$7,581,424	$—	$17,766,383
Inventories	17,463,617	4,924,216	11,658,077	(988,000)	33,057,910
Other	1,687,109	129,498	2,030,516	—	3,847,123

Total current assets	27,303,756	7,085,643	21,270,017	(988,000)	54,671,416

Goodwill	1,248,777	—	3,277,527	1,125,845	5,652,149

Other	16,462,898	40,572	805,855	(10,079,936)	7,229,389

Intercompany amounts	15,096,583	2,636,349	6,310,383	(24,043,315)	—

Property, plant and equipment, net of accumulated depreciation	20,174,695	806,090	5,017,599	—	25,998,384

	$80,286,709	$10,568,654	$36,681,381	$(33,985,406)	$93,551,338

Accounts payable and accrued expenses	$6,365,054	$823,281	$2,863,156	$—	$10,051,491
Compensation and employee benefits	2,296,922	301,630	1,437,688	—	4,036,240
Current portion of long-term debt	3,992,866	39,402	10,587	—	4,042,855
Other	159,214	(28,300)	869,655	—	1,000,569

Total current liabilities	12,814,056	1,136,013	5,181,086	—	19,131,155

Long-term debt less current portion	139,806,041	—	8,006,275	—	147,812,316

Other	12,742,817	—	1,277,861	624,388	14,645,066

Intercompany amounts	6,273,458	4,453,825	13,316,032	(24,043,315)	—

Accumulated deficiency	(91,349,663)	4,978,816	8,900,127	(10,566,479)	(88,037,199)

	$80,286,709	$10,568,654	$36,681,381	$(33,985,406)	$93,551,338

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

8. Guarantor and Non-Guarantor Subsidiaries (continued)

Consolidating Condensed Balance Sheet

December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Trade receivables	$8,930,549	$1,660,527	$7,946,181	$—	$18,537,257
Inventories	18,222,807	4,834,926	10,623,849	(967,000)	32,714,582
Other	2,091,702	171,344	2,133,514	—	4,396,560

Total current assets	29,245,058	6,666,797	20,703,544	(967,000)	55,648,399

Goodwill	1,248,777	—	2,724,332	1,125,845	5,098,954

Other	20,270,566	40,572	611,475	(12,079,076)	8,843,537

Intercompany amounts	18,841,713	1,770,711	8,010,748	(28,623,172)	—

Property, plant and equipment, net of accumulated depreciation	22,442,827	914,736	4,508,436	—	27,865,999

	$92,048,941	$9,392,816	$36,558,535	$(40,543,403)	$97,456,889

Accounts payable and accrued expenses	$6,824,958	$653,508	$3,122,798	$—	$10,601,264
Compensation and employee benefits	1,903,535	208,786	1,340,364	—	3,452,685
Current portion of long-term debt	1,711,249	103,420	269,173	—	2,083,842
Other	384,955	(76,310)	571,523	—	880,168

Total current liabilities	10,824,697	889,404	5,303,858	—	17,017,959

Long-term debt less current portion	153,547,742	14,785	2,998,474	—	156,561,001

Other	11,358,111	—	743,294	487,668	12,589,073

Intercompany amounts	7,256,719	4,344,375	17,022,078	(28,623,172)	—

Accumulated deficiency	(90,938,328)	4,144,252	10,490,831	(12,407,899)	(88,711,144)

	$92,048,941	$9,392,816	$36,558,535	$(40,543,403)	$97,456,889

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

8. Guarantor and Non-Guarantor Subsidiaries (continued)

Consolidating Condensed Statement of Operations

Year ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$76,140,088	$15,118,246	$48,642,017	$(22,942,000)	$116,958,351
Costs and expenses	64,585,351	14,231,369	45,923,396	(22,921,000)	101,819,116

Operating income	11,554,737	886,877	2,718,621	(21,000)	15,139,235
Interest and other	11,216,517	52,310	1,211,044	2,617,908	15,097,779

Net income	$338,220	$834,567	$1,507,577	$(2,638,908)	$41,456

Consolidating Condensed Statement of Operations

Year ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$75,871,736	$14,325,064	$45,691,729	$(23,649,000)	$112,239,529
Costs and expenses	63,177,146	13,286,812	43,235,877	(23,674,000)	96,025,835

Operating income	12,694,590	1,038,252	2,455,852	25,000	16,213,694
Interest and other	20,881,838	379,709	958,368	90,092	22,310,007

Net (loss) income	$(8,187,248)	$658,543	$1,497,484	$(65,092)	$(6,096,313)

Consolidating Condensed Statement of Operations

Year ended December 31, 2001

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$76,871,429	$13,204,578	$43,422,069	$(19,935,000)	$113,563,076
Costs and expenses	64,177,962	12,787,738	40,938,958	(20,010,736)	97,893,922

Operating income	12,693,467	416,840	2,483,111	75,736	15,669,154
Interest and other	15,362,331	161,192	2,557,888	(628,568)	17,452,843

Net (loss) income	$(2,668,864)	$255,648	$(74,777)	$704,304	$(1,783,689)

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

8. Guarantor and Non-Guarantor Subsidiaries (continued)

Consolidating Condensed Statement of Cash Flows

Year ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$4,587,205	$902,331	$3,413,849	$(2,443,585)	$6,459,800

Cash flows from investing activities:
Capital expenditures	(1,227,647)	(111,077)	(249,184)	—	(1,587,908)
Other investments	1,999,140	—	(4,420,560)	2,443,585	22,165

Net cash provided by (used in) investing activities	771,493	(111,077)	(4,669,744)	2,443,585	(1,565,743)

Cash flows from financing activities:
Debt repayments	(5,515,309)	(78,803)	3,238,759	—	(2,355,353)
Debt issuance costs	(2,906,518)	—	(370,236)	—	(3,276,754)

Net cash (used in) provided by financing activities	(8,421,827)	(78,803)	2,868,523	—	(5,632,107)
Other	—	—	106,046	370,163	476,209
Intercompany accounts	3,085,689	(756,188)	(1,959,338)	(370,163)	—

Net increase (decrease) in cash	22,560	(43,737)	(240,664)	—	(261,841)
Cash at beginning of year	325,266	104,001	886,983	—	1,316,250

Cash at end of year	$347,826	$60,264	$646,319	$—	$1,054,409

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

8. Guarantor and Non-Guarantor Subsidiaries (continued)

Consolidating Condensed Statement of Cash Flows

Year ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$5,440,687	$654,408	$1,717,534	$—	$7,812,629

Cash flows from investing activities:
Capital expenditures	(410,459)	(68,649)	27,377	—	(451,731)
Other investments	11,679	—	—	—	11,679

Net cash (used in) provided by investing activities	(398,780)	(68,649)	27,377	—	(440,052)

Cash flows from financing activities:
Debt repayments	(4,909,964)	(80,016)	(1,931,213)	—	(6,921,193)
Debt issuance costs	(753,586)	—	538	—	(753,048)

Net cash used in financing activities	(5,663,550)	(80,016)	(1,930,675)	—	(7,674,241)
Other			56,068	(333,181)	(277,113)
Intercompany accounts	545,847	(608,999)	(270,029)	333,181	—

Net decrease in cash	(75,796)	(103,256)	(399,725)	—	(578,777)
Cash at beginning of year	401,062	207,257	1,286,708	—	1,895,027

Cash at end of year	$325,266	$104,001	$886,983	$—	$1,316,250

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

8. Guarantor and Non-Guarantor Subsidiaries (continued)

Consolidating Condensed Statement of Cash Flows

Year ended December 31, 2001

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$4,957,529	$1,018,969	$3,447,063	$(13,460)	$9,410,101

Cash flows from investing activities:
Capital expenditures	(1,571,046)	(56,723)	(343,755)	—	(1,971,524)
Other investments	(279,959)	—	238,695	—	(41,264)

Net cash used in investing activities	(1,851,005)	(56,723)	(105,060)	—	(2,012,788)

Cash flows from financing activities:
Debt repayments	(1,786,518)	(78,803)	(1,588,785)	—	(3,454,106)
Debt issuance costs	(2,555,524)	—	(471,493)	—	(3,027,017)
Extinguishment of debt	(286,722)	—	(17,096)	—	(303,818)

Net cash used in financing activities	(4,628,764)	(78,803)	(2,077,374)	—	(6,784,941)
Other	—	—	(44,872)	352,260	307,388
Intercompany accounts	1,779,008	(994,316)	(432,432)	(352,260)	—

Net increase (decrease) in cash	256,768	(110,873)	787,325	(13,460)	919,760
Cash at beginning of year	144,294	318,130	499,383	13,460	975,267

Cash at end of year	$401,062	$207,257	$1,286,708	$—	$1,895,027

Numatics, Incorporated

Notes to Consolidated Financial Statements (continued)

9. Quarterly Financial Data (Unaudited)

2003	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
Net sales	$29,531,254	$29,755,774	$29,291,549	$28,379,774	$116,958,351
Gross profit	11,046,319	11,609,848	11,294,915	10,593,319	44,544,401
Net income (loss) (1)	1,758,915	99,408	(545,979)	(1,270,888)	41,456

2002	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
Net sales	$26,815,162	$28,024,085	$28,496,350	$28,903,932	$112,239,529
Gross profit	10,451,701	10,559,541	10,829,495	10,840,679	42,681,416
Net (loss) income (2)	(814,548)	483,243	(355,128)	(5,409,880)	(6,096,313)

(1)	As referenced in Note 2 to the consolidated financial statements, in the first quarter of 2003, the Company recognized a net gain on the early extinguishment of debt and repurchase of notes of $2.2 million.
(2)	As referenced in Note 4 to the consolidated financial statements, in the fourth quarter of 2002, income tax expense included a valuation allowance on the Company’s deferred tax assets of $5.3 million.

10. Subsequent Events

On February 13, 2004 the Company sold its Franklin, Tennessee building for $5,150,000 before costs, for a gain on the sale of $719,000. Proceeds of this sale will be used to pay off the $2.1 million industrial revenue bond and to fund the construction of a new building in Mt. Pleasant, Tennessee. The Company has entered into a lease agreement with the purchaser of the Franklin building through July 15, 2004, at which time the Mt. Pleasant building is expected to be complete and the facilities moved.